Exhibit 21.1
SUBSIDIARIES OF THE COMPANY
AND JURISDICTION OF INCORPORATION OR ORGANIZATION

CAIRE Inc.	Delaware
Changzhou CEM Cryo Equipment Co., Ltd.	China
Chart Asia, Inc.	Delaware
Chart Australia Pty. Ltd.	Australia
Chart Biomedical Limited	U.K.
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart Cryogenic Equipment (Changzhou) Co., Ltd.	China
Chart Energy & Chemicals, Inc.	Delaware
Chart Ferox a.s.	Czech Republic
Chart Inc.	Delaware
Chart International, Inc.	Delaware
Chart International Holdings, Inc.	Delaware
CoolTel, Inc.	Delaware
Ferox GmbH	Germany
GTC of Clarksville, LLC.	Delaware
Zhangjigang Chart Hailu Cryogenic Equipment Co., Ltd.	China